Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-251354) of Cryoport, Inc.;

(2)	Registration Statement (Form S-8 No. 333-225387 and 333-257368) pertaining to the 2018 Omnibus Equity Incentive Plan;

(3)	Registration Statement (Form S-8 No. 333-208381) pertaining to the 2015 Omnibus Equity Incentive Plan;
(4)	Registration Statement (Form S-8 No. 333-177168, 333-184543, and 333-197437) pertaining to the 2011 Stock Incentive Plan;

of our report dated February 28, 2023, with respect to the consolidated financial statements of Cryoport, Inc. included in this Annual Report (Form 10-K) of Cryoport, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Irvine, California
March 13, 2024